Exhibit 99.2

SECURED PROMISSORY NOTE

$26,712,500.00	Dallas, Texas	November 17, 2006

FOR VALUE RECEIVED, the undersigned, AP Holdings International, Inc., a Texas corporation (“Maker”), whose address is 3001 Knox Street, Dallas, Texas 75205, hereby unconditionally promises to pay to the individuals and entities listed on Attachment A (collectively, “Payee”), at Payee’s offices at 8101 West 34th Avenue, Amarillo, Texas 79121-1069, the principal sum of Twenty-Six Million Seven Hundred Twelve Thousand Five Hundred and No/100 Dollars ($26,712,500.00), in lawful money of the United States of America, together with interest (calculated on the basis of a 360-day year) on the unpaid principal balance from day to day remaining, equal to the lesser of (a) the Maximum Rate (as hereinafter defined) or (b) five percent (5%).

1.             Definitions.  The following terms shall have the meanings assigned to them in this Section 1.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks are authorized to be closed under the laws of the State of Texas.

“Maximum Rate,” means the maximum nonusurious interest rate that at any time may be contracted for, taken, reserved, charged, or received on the indebtedness evidenced by this Note.

“Note” shall refer to and mean this Secured Promissory Note.

“Pledge Agreement” means that certain Stock Pledge Agreement dated as of the date hereof, executed by Maker and Payee.

2.             Payment of Principal and Interest.  The principal and accrued interest on this Note, computed as aforesaid, shall be due and payable as follows:

A.            Principal only shall be due and payable as follows:  $1,300,000 on December 31, 2006, $1,300,000 on May 30, 2007, $2,400,000 on November 30, 2007; $10,000,000 on May 30, 2008; and the balance on November 30, 2008; and

B.            Accrued but unpaid interest only shall be due and payable on December 31, 2006, on May 30, 2007, on November 30, 2007; on May 30, 2008; and on November 30, 2008.

All past due principal of, and, to the extent permitted by applicable law, past due interest on this Note shall bear interest until paid at the Maximum Rate, or if no Maximum Rate is established by applicable law, then at the rate of 18% per annum.

3.             Payment Dates.  Should the principal of, or any installment of the principal of or interest on this Note become due and payable on any day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and interest shall be payable with respect to that extension.  All payments made to Payee by Maker hereunder shall be applied first to accrued interest and then to principal.  Payments received by Payee after 2:00 o’clock p.m. (Dallas, Texas time) on any Business Day shall be deemed to have been received on the following Business Day.

4.             Optional Prepayment.  Maker may prepay this Note, in whole or in part, at any time and from time to time, without premium or penalty.  Any prepayment made hereunder shall be made together with interest accrued on the principal amount being prepaid (through the date of such prepayment).

5.             Security.  This Note is secured by the collateral described in the Pledge Agreement.

6.             Events of Default; Acceleration; Recourse.  An Event of Default (herein so called) shall exist under this Note if any one or more of the following events shall occur and be continuing:

(a)           Maker shall fail to pay when due any principal of or interest on this Note and such default in payment is not cured within thirty (30) days after written notice of same is sent to Maker;

(b)           Maker fails to perform any of the covenants or agreements of Maker contained herein or in the Pledge Agreement and such failure is not cured within thirty (30) days after written notice of same is sent to Maker;

(c)           Maker shall: (i) apply for or consent to the appointment of a receiver, trustee, or intervenor, custodian or liquidator of all or a substantial part of its assets, (ii) be adjudicated as bankrupt or insolvent or file a voluntary petition for bankruptcy or admit in writing that he is unable to pay its debts as they become due, (iii) make a general assignment for the benefit of creditors, (iv) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency laws, or (v) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against him in any bankruptcy, reorganization, or insolvency proceeding, or any action for the purpose of effecting any of the foregoing; or (vi) an order, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition appointing a receiver, trustee, intervenor or liquidator of all of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days.

If Maker fails or refuses to pay any part of the principal of or interest upon this Note as the same becomes due, or upon the occurrence of an Event of Default hereunder, then in any such event the holder hereof may, at its option (i) declare the entire unpaid balance of principal and accrued interest on this Note to be immediately due and payable without notice, (ii) reduce any claim to judgment, (iii) foreclose any liens or security interest securing all or any part hereof, and/or (iv) demand, pursue and enforce any of Payee’s rights and remedies, pursuant to any applicable law or agreement.  Each right and remedy available to Payee shall be cumulative of and in addition to each other such right and remedy.  No delay on the part of Payee in the exercise of any right or remedy available to Payee shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude other or further exercise thereof or exercise of any other such right or remedy.

7.             Notice.  Whenever this Note requires or permits any notice, approval, request or demand from one party to another, the notice, approval, request or demand must be in writing and shall be deemed to have been given when personally served or when deposited in the United States mail, registered or certified, return receipt requested, addressed to the party to be notified at the following address (or at such other address as may have been designated by written notice):

Maker:	AP Holdings International, Inc.
3001 Knox Street, Suite 401
Dallas, Texas 75205

Payee:	8101 West 34th Avenue
Amarillo, Texas 79121-1069
Attn: Oliver Kendall Kelley

In the event that the holder hereof shall fail to give notice of default to Maker as provided herein, the sole and exclusive remedy of Maker for such failure shall be to seek appropriate equitable relief to enforce this agreement to give such notice and to have any acceleration of the maturity hereof postponed or revoked and foreclosure proceedings in connection therewith delayed or terminated pending or upon the curing of such default in the manner and during the period of time hereinbefore set out, and Maker shall have no right to damages or any other type of relief not herein specifically set out against the holder hereof, all of which damages or other relief are expressly waived by Maker.  The foregoing is not intended and shall not be deemed under any circumstances to require the holder hereof to give notice of any type or nature to Maker not expressly required by other provisions of this Note.

8.             Miscellaneous.

(a)           Governing Law; etc.  This Note is being executed and delivered, and is intended to be performed, in the State of Texas.  Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note.  In the event of a dispute involving this Note or any other instruments executed in connection herewith, the parties irrevocably agree that exclusive venue for such dispute shall lie in any court of competent jurisdiction in Dallas County, Texas, and the parties waive any claim that such forum is inappropriate or inconvenient.

(b)           Limitations on Interest.  Regardless of any provisions contained in this Note, Payee shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on this Note, any amount in excess of the Maximum Rate, and, in the event Payee ever receives, collects or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note, and, if the principal balance of this Note is paid in full, any remaining excess shall forthwith be paid to Maker.  In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Rate, Maker and Payee shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee, rather than as interest, (ii) exclude voluntary prepayments and the effect thereof, and (iii) spread the total amount of interest throughout the entire contemplated term of this Note so that the interest rate is uniform throughout such term.

(c)           Waivers.  Maker and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable on this Note, jointly and severally waive presentment and demand for payment, protest, notice of protest, notice of intent to accelerate, notice of acceleration, and notice of default, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or by any increases or indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, increases, indulgences, releases or changes, regardless of the number of such renewals, extensions, increases, indulgences, releases or changes.

(d)           Costs of Collection.  If this Note is not paid when due or if an Event of Default occurs, Maker promises to pay all costs of enforcement and collection, including reasonable attorney’s fees, whether or not any action or proceeding is brought to enforce the provision hereof.

(e)           Partial Invalidity.  The unenforceability or invalidity of any provision of this Note shall not affect the enforceability or validity of any other provision of this Note.

(f)            Amendment.  This Note may be amended or modified only by written instrument duly executed by both Maker and Payee.

THIS NOTE REPRESENTS THE FINAL AGREEMENT BETWEEN MAKER AND PAYEE CONCERNING THE MATTERS HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

MAKER:

AP Holdings International, Inc.,
a Texas limited liability company

By:	/s/ Dennis G McLaughlin
Dennis G. McLaughlin, Manager

Attachment A

Payee

Golden Spread Energy, Inc. 8101 West 34th Avenue Amarillo, Texas 79121-1069

Telluride Investments, Inc. f.k.a. GSEJKM, Inc. 8101 West 34th Avenue Amarillo, Texas 79121-1069

GSEKFT, Inc. 8101 West 34th Avenue Amarillo, Texas 79121-1069

GSESKO, Inc. 8101 West 34th Avenue Amarillo, Texas 79121-1069

Neptune Leasing, Inc. 8101 West 34th Avenue Amarillo, Texas 79121-1069

Oliver Kendall Kelley
8101 West 34th Avenue
Amarillo, Texas 79121-1069